Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 29, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Terremark Worldwide, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005. We also consent to the incorporation by reference of our report dated February 6, 2004, except Note 9, which is as of December 1, 2004 relating to the financial statements of Technology Center of the Americas, LLC, which appears in the Current Report on Form 8-K dated December 31, 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers

Miami, Florida
July 13, 2005